Exhibit 12.1

LORAL SPACE & COMMUNICATIONS INC.

COMPUTATION OF EARNINGS (DEFICIENCY OF EARNINGS) TO COVER FIXED CHARGES
(In thousands)

	Predecessor Registrant			Successor Registrant
			For the Period	For the Period
			January 1,	October 2,
	Year Ended	Year Ended	2005 to	2005 to	Year Ended	Year Ended	Six Months
	December 31,	December 31,	October 1,	December 31,	December 31,	December 31,	Ended
	2003	2004	2005(1)	2005	2006	2007(2)	June 30, 2008
Income (loss) from continuing operations before income taxes, equity income (losses) in affiliates and minority interest	$(368,355)	$(207,852)	$(65,570)	$(5,395)	$30,117	$52,844	$55,851
Plus fixed charges:
Interest expense	28,223	3,904	3,982	4,408	25,961	11,845	1,204
Interest component of rent expense(3)	10,402	9,059	4,949	1,625	6,824	6,557	1,342
Less: capitalized interest	(14,143)	(957)	—	—	(2,512)	(9,533)	(548)
Earnings available to cover fixed charges	$(343,873)	$(195,846)	$(56,639)	$638	$60,390	$61,713	$57,849
Fixed charges(4)	$(45,345)	$(12,963)	$(8,931)	$(8,700)	$(73,767)	$(90,588)	$(17,044)
Ratio of earnings to cover fixed charges	—	—	—	—	—	—	3.39
Deficiency of earnings to cover fixed charges	$389,218	$208,809	$65,570	$8,062	$13,377	$28,875	$—

(1)	Does not reflect the effect of the gain on the discharge of pre-petition obligations and fresh-start adjustments, and the interest expense and income tax benefit recognized in connection with the Plan of Reorganization.

(2)	Does not reflect the gain on the contribution of Loral Skynet as a result of the Telesat Canada transaction, and the interest expense on FIN 48 liabilities which is recorded as a component of the income tax provision.

(3)	The interest component of rent expense is deemed to be approximately 25% of total rent expense.

(4)	Fixed charges are as follows:

	Predecessor Registrant			Successor Registrant
			For the Period	For the Period
			January 1,	October 2,
	Year Ended	Year Ended	2005 to	2005 to	Year Ended	Year Ended	Six Months
	December 31,	December 31,	October 1,	December 31,	December 31,	December 31,	Ended
	2003	2004	2005	2005	2006	2007	June 30, 2008
Pre tax preferred dividends(5)	$6,719	$—	$—	$2,667	$40,982	$72,186	$14,498
Interest expense	28,224	3,904	3,982	4,408	25,961	11,845	1,204
Interest component of rent expense	10,402	9,059	4,949	1,625	6,824	6,557	1,342
Fixed charges	$45,345	$12,963	$8,931	$8,700	$73,767	$90,588	$17,044

(5)	For 2007 and 2006, dividends on Loral Series A-1 and Series B-1 Preferred Stock and Loral Skynet Preferred Stock have been grossed-up using an effective tax rate of 40.96% and 39.5%, respectively. For the six months ended June 30, 2008, an effective tax rate of 16.63% was used as a result of the pre-tax income in the period.